Paritz & Company, P.A.

15 Warren Street, Suite 25
Hackensack, NJ 07601
(201) 342-342-7753
Fax: (201) 342-7598
E-mail: paritz@paritz.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Upholstery International, Inc.

8005 W 183rd Street

Tinley Park, IL 60423

Gentlemen:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1/A of our report dated March 29, 2014 relating to the financial statements of Upholstery International, Inc. as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

June 20, 2014